Exhibit 5.1

ArcelorMittal S.A.

24-26, boulevard d’Avranches

L-1160 Luxembourg

Luxembourg, 29 November 2022

O/Ref. :	TKA/BEN

Re :	ArcelorMittal – issue of USD 1,200,000,000 6.550% per cent notes due 2027 and USD 1,000,000,000 6.800% per cent notes due 2032

Ladies and Gentlemen,

1. We have acted as Luxembourg legal counsel to ArcelorMittal, a société anonyme organised under the laws of Luxembourg with its registered office at 24-26, boulevard d’Avranches, L-1160 Luxembourg and registered with the Luxembourg Registre de Commerce et des Sociétés (the “RCS”) under number B 82.454 (the “Company”), in connection with the Company’s offering, pursuant to a prospectus supplement to the registration statement on Form F-3 (the “Registration Statement”) filed on 21 November 2022 with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), of (i) USD 1,200,000,000 6.550% per cent notes due 2027 (the “2027 Notes”) and (ii) USD 1,000,000,000 6.800% per cent notes due 2032 (the “2032 Notes” and, together with the 2027 Notes, the “Notes”).

2. The Notes are issued under a senior indenture dated 1 June 2015 (the “Indenture”) entered into between the Company, Wilmington Trust, National Association, as trustee (the “Trustee”) and Citibank, N.A., as securities administrator (the “Securities Administrator”), as supplemented by a fourth supplemental indenture with respect to the Notes dated 29 November 2022 (the “Fourth Supplemental Indenture” and, together with the Indenture, the “Indentures”).

3. We have, for the purpose of this legal opinion, reviewed the following documents:

3.1 an e-mailed copy of the Registration Statement;

ELVINGER HOSS PRUSSEN, société anonyme | Registered with the Luxembourg Bar | RCS Luxembourg B 209469 | VAT LU28861577

2, place Winston Churchill | B.P. 425 | L-2014 Luxembourg | Tel: +352 44 66 440 | Fax: +352 44 22 55 | www.elvingerhoss.lu

3.2	an e-mailed copy of the executed Indenture;

3.3	an e-mailed copy of the executed Fourth Supplemental Indenture;

3.4	a copy of the Company’s consolidated articles of association (statuts coordonnés) as at 18 May 2022 as deposited in the Company’s file with the RCS on 27 July 2022 (the “Articles”);

3.5

an emailed scanned copy of the certificate executed by Henk J. Scheffer, Group Compliance and Data Protection Officer and Company Secretary, and Maureen Baker, Head of Funding and Capital Markets, acting in their capacity as Finance Special Proxy Holders of the Company and dated 23 November 2022 certifying that on 9 November 2022 the board of directors of the Company (the “Board of Directors”) has authorised an envelope of USD 5 billion (five billion US dollars) or its equivalent in order to raise funds in the debt capital markets, in particular via public and/or private issuances, in various currencies and markets: Europe, North America (Canada and U.S.), Brazil or Japan which has not been utilised other than with respect to the offering of the Notes and the delegation of power to any two persons Authorized for Daily Affairs and/or Finance Special Proxy Holders to execute all agreements, ancillary documents and any other documents and/or to take any action necessary to implement any such raising of funds and that such envelope includes a US bond offering by the Company (the “Officers’ Certificate”);

3.6

an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS dated 29 November 2022 (the “RCS Certificate”) certifying that as of 28 November 2022 no Luxembourg court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire or foreign court decision as to faillite, concordat or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 2002 on, inter alia, the RCS (the “Fileable Foreign Proceedings”) has been filed with the RCS in respect of the Company;

3.7	a copy of the list of authorised signatories of the Company dated 9 November 2022 and filed with the RCS on 11 November 2022 (the “List of Authorised Signatories”); and

3.8	an electronic copy of an excerpt issued by the RCS in relation to the Company dated 29 November 2022 (the “Excerpt”).

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The documents listed under paragraphs 3.1 through 3.8 are together referred to as the “Documents”.

4. We made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on 29 November 2022 at 09:29 a.m. CET as to whether a faillite (bankruptcy) ruling has been issued against the Company by a court in Luxembourg and we have also made an enquiry in relation to the Company on the website of the RCS on 29 November 2022 at 09:28 a.m. (CET) as to whether faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de faillite (composition with creditors), liquidation judiciaire (compulsory liquidation) rulings, a decision of liquidation volontaire (voluntary liquidation), or any similar Fileable Foreign Proceedings, or a decision appointing an administrateur provisoire (interim administrator) had been filed with the RCS with respect to the Company (together, the “Searches”). At the time of the relevant Search, no court ruling declaring the Company subject to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de faillite (composition with creditors), liquidation judiciaire (compulsory liquidation) or appointing an administrateur provisoire (interim administrator), and no similar Fileable Foreign Proceedings or decision of liquidation volontaire (voluntary liquidation) were on file with the RCS. The Searches are subject to disclaimers on the relevant websites, and do not reveal whether any such court ruling has been rendered, any such proceeding or Fileable Foreign Proceeding commenced or decision taken which has not yet been registered or filed or does not yet appear on the relevant websites, or whether steps have been taken to declare the Company subject to any of the above proceedings or to decide a liquidation volontaire (voluntary liquidation), and the results of the Searches set out in this paragraph are qualified accordingly.

We have not made any enquiries or searches (whether within this firm or otherwise) except as set forth above.

5. For this opinion, we have assumed that the Articles, the Excerpt, the RCS Certificate and the file of the Company at the RCS are up-to-date, accurate and complete. We have furthermore assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature (whether in wet ink or electronic) is the genuine signature of the individual so identified and the signature of an individual who is not identified is the genuine signature of a person duly authorised to represent the relevant party to the document. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the Notes conform to the form thereof that we have reviewed and (iii) that the Notes have been authenticated in accordance with the terms of the Indentures. We have assumed that the Notes have been issued against a payment in cash. We have also assumed that the statements made in the Officers’ Certificate are a true record of the proceedings and facts described therein, and that the resolutions described in the Officers’ Certificate were validly passed in a duly convened and constituted meeting of the Board of Directors and that such resolutions are and remain in full force and effect without modification and have not been amended,

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rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion. We have furthermore assumed that the Articles have not been amended and that the List of Authorised Signatories remains in full force and effect and has not been amended, rescinded or terminated. We have finally assumed that no foreign law affects the opinions set out herein and that, without limitation, all consents, clearances, approvals, permissions, licences or orders of, or notices to or filings with, any court, government department or other regulatory body and authorisations required under the laws or regulations of any jurisdiction (other than Luxembourg with respect to the Company) for or in connection with the entering into and performance of any of the Documents have been made or obtained and are in full force and effect.

6. This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we neither express nor imply any view or opinion with regard to any system of law other than the laws of Luxembourg as they are in force and are construed at the date hereof in prevailing published court precedents of the courts of Luxembourg (“Luxembourg law”) and we have made no investigation on any other law (including without limitation the laws or acts referred to in the Documents (other than Luxembourg law)) which may be relevant to any of the Documents submitted to us or the opinions herein contained. This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any change in the laws of Luxembourg or their construction or application after the date of this opinion, or of any matter coming to our knowledge and occurring after the date hereof which could affect this opinion in any respect.

7.

On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all relevant laws of Luxembourg, we are of the opinion that:

7.1	The Company is a public limited liability company (société anonyme) incorporated and existing in Luxembourg. The Company possesses the capacity to be sued and to sue in its own name.

7.2.

The Company has all the necessary corporate power and authority to issue and deliver the Notes and has taken all necessary corporate actions, and no other action is required to be taken by it, to authorise the issuance and delivery of the Notes.

We express no opinion on the legality, validity or enforceability of the Notes under the laws of New York.

8. The opinions stated herein are subject to all limitations resulting from any laws from time to time in effect relating to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de faillite (composition with creditors), liquidation, suretyship and all other similar laws affecting creditors’ rights generally. Our opinion as to the existence of the Company is based solely on

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the Articles, the Excerpt, the RCS Certificate and the Searches described above in section 4. However, such Searches are not capable of conclusively revealing whether or not any faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de faillite (composition with creditors), liquidation or suretyship proceedings have been initiated and the corporate or other documents (including, but not limited to, the notice of a bankruptcy or liquidation ruling or a dissolution resolution or the notice of the appointment of an insolvency receiver or liquidator or other similar officer) of or with respect to the Company may not be held at the RCS immediately and there may be a delay in the relevant document appearing on the file of the Company.

9. This opinion speaks as of its date and is strictly limited to the matters expressly stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion will be governed and construed by Luxembourg law and Luxembourg courts have the exclusive jurisdiction thereon.

10. It is understood that this opinion is to be used only in connection with the offer and sale of the Notes.

11. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Report on Form 6-K furnished by the Company and incorporated by reference into the Registration Statement and to the use of our name in the Registration Statement under the heading “Validity of the Notes”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Yours sincerely,

ELVINGER HOSS PRUSSEN société anonyme

/s/ Thierry Kauffman
Thierry Kauffman
Partner

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